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                                                                   Exhibit 10.11

                                         July 15, 1998

Mr. Robert McCulloch
31 Linden Drive
Santa Clara, CA 95050

Dear Robert,

     On behalf of Somnus Medical Technologies, Inc. (the "Company") I am pleased to offer you the position of Vice President of Finance and Chief Financial Officer. The purpose of this letter is to set forth the terms of this offer.

     We are offering you the following:

     1. Your position will be as a regular full-time employee. Your position is classified as exempt. You will continue to receive the same benefits as in your previous position, pursuant to Somnus' policies and procedures.

     2.  Your bi-weekly salary will be $5,769.23. This equates to a monthly
                                       ---------
         salary of $12,500. Your salary will be payable in accordance with the Company's standard payroll policies (subject to normal required withholding). You will be entitled to three weeks paid vacation, which may be taken or accrued pursuant to our vacation policy.

     3. There is no change in your coverage of major medical, vision and dental insurance, or life insurance plans. These benefits as well as all other Company compensation and benefits programs are subject to change from time to time as deemed appropriate and necessary by the Company.

     4. Your stock options as granted under the offer letter dated September 26, 1997 remain in affect with no changes to stock options amount or vesting period. In addition to the previous grant; subject to grant by the Board of Directors, you will receive an option to purchase 132,000 shares of Common stock at the fair market value on the date of grant, which shall vest at the rate of 1/48 each month of completed employment thereafter (so that if you remain in our employ, at the end of four years your option would be fully vested.

     5. You will continue to held to the confidentiality and assignment of proprietary inventions contract signed October 1997.

     6. In the event of termination within the first two (2) years of your original hire date (September 29, 1997), without cause, you are entitled to (i) twelve (12) months
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Mr. Robert McCulloch
July 15, 1998
Page Two

         compensation following the date of termination including the cost of your COBRA coverage and (ii) continuation of vesting of your options for twelve (12) months following termination and (iii) continuation of the bonus plan for twelve (12) months following termination. In the event of a Constructive Termination your termination shall be treated as a termination of employment without cause. For the purposes of this agreement, a Constructive Termination shall mean a material reduction of salary or benefits or a material change of responsibilities.

     7. In the event of acquisition, merger or sale of the majority of the Company's assets, you are entitled to (i) six (6) months compensation including the cost of your COBRA coverage, (ii) continuation of bonus plan for six (6) months and (iii) all your options in Somnus Medical Technologies, Inc. will vest fully and immediately.

     8. You will agree to follow the Company's strict policy that employees must not disclose any information regarding salary, bonuses, or stock purchase or option allocation to other employees, either directly or indirectly.

     Acceptance of this offer may be acknowledged by signing below and returning this document to me.

     Again, let me indicate how pleased we all are to extend this offer, and how much we look forward to working together with you in this new position.

                                         Sincerely,

                                         /s/ Stuart D. Edwards

                                         Stuart D. Edwards
                                         President & CEO of Somnus Medical
                                         Technologies, Inc.

SDE/mwg

Signature  /s/ Robert McCulloch

Date:      7/8/98